Exhibit 10.1

December 27, 2017

Gregory Symon

Old Lyme, CT 06371

Dear Mr. Symon,

Rimini Street, Inc. (Rimini Street) is pleased to confirm our offer of employment to you as Sr. Vice President, Worldwide Field Operations, reporting to Seth Ravin. The Sr. Vice President, Worldwide Field Operations job description is enclosed. You will be based in your home office with a targeted start date of January 8, 2018 (“Start Date”).

Your annual salary is $350,000.00, which per pay period is $14,583.33, paid semi-monthly, subject to required withholding and deductions. You will also be eligible for $350,000.00 in annualized Incentive Compensation (Seventy-five percent (75%) of Incentive Compensation is paid out evenly across four quarters, twenty-five percent (25%) paid out as retention component in March of the following calendar year, if a full, contiguous calendar year of employment is completed). The Incentive Compensation is earned fifty percent (50%) based on the Company Performance Factor (Company Bonus Plan similar to all SVPs and non-commissioned employees), and fifty percent (50%) on Individual Performance to MBO's set by the CEO based on the Board Plan and operational objectives. For 2018, the quarterly component of your Incentive Compensation will be guaranteed on a decreasing scale (80% for Q1, 70% for Q2, 60% for Q3 and 50% for Q4).

You will also receive a grant for 250,000 Rimini Street Common Stock, pursuant to the terms of the applicable Rimini Street stock option plan, vesting in equal 1/3 amounts on the annual employment anniversary of the Start Date, with full vesting over a three (3) year period of continuous employment. Options will be granted according to the Rimini Street, Inc. 2013 Equity Incentive Plan (“Stock Option Agreement”), and the grant is subject to Board approval. You will be required to execute and agree to all terms and conditions in the Stock Option Agreement in order to receive the stock option grant and participate in the program. Your Stock Option Grant and Agreement will be sent to you separately after Board approval.

As a regular employee working at least 30 hours per week, you are also eligible to participate in our comprehensive benefits program, summarized in the attached Employee Benefits Guide.

Rimini Street, Inc.

Worldwide Headquarters 3993 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169 USA

Phone: +1 702.839.9671 Toll-Free: + 1 888.870.9692 Fax: +1 702.973.7491 riministreet.com

This Offer of Employment supersedes any other offer and is made conditioned upon:

•	Acceptable results from a background and reference check as well as verification of your employment history.
•	Providing verification of your eligibility for employment in the United States.
•	Please be advised that, while you may decline employment verification with your current employer at this time, we reserve the right to verify your current employment after your start date.

As well as your acceptance and execution of the following documents:

•	The Rimini Street Employee Intellectual Property and Confidentiality Agreement
•	Acceptable Use Policy
•	Acknowledgment of the Employee Handbook

This offer is based on your individual skills and talent, and not based on a desire to benefit from any trade secrets, proprietary or confidential information and materials belonging to third parties (“Third Party Confidential Information”). In fact, you are not permitted to bring to Rimini Street, nor use at Rimini Street, any Third Party Confidential Information. Rimini Street respects Third Party Confidential Information of others.

This offer will expire on Friday, December 29, 2017 at 5:00 PM Pacific Time, and is not meant to be construed as an employment contract. Your employment with Rimini Street will be "at will," meaning that either you or Rimini Street can terminate your employment at any time, for any reason or no reason.

To accept this Offer of Employment and this position, kindly sign below. Upon acknowledgement of your acceptance, you will receive instructions to complete the required documents, payroll and benefit information, and other items as appropriate for your new position.

We look forward to working with you to redefine enterprise software support at Rimini Street!

Regards,

/s/ Seth A. Ravin

Seth A. Ravin, CEO

I, Gregory Symon, hereby accept this Offer of Employment:

/s/ Gregory Symon
Date: December 28, 2017

Rimini Street, Inc.

Worldwide Headquarters 3993 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169 USA

Phone: +1 702.839.9671 Toll-Free: + 1 888.870.9692 Fax: +1 702.973.7491 riministreet.com